Exhibit 99.15

FOR IMMEDIATE RELEASE

Johnson & Johnson Reports 2006 Third-Quarter Results:  Sales
Increase  of  7.9% and EPS of $.94 Versus $.85 a  Year  Ago;
Excluding  In-Process Research and Development Charges,  EPS
Increased 15.3% *

NEW BRUNSWICK, N.J., Oct 17, 2006 /PRNewswire-FirstCall via COMTEX News Network/ -- Johnson & Johnson today announced sales for the third quarter of $13.3 billion, an increase of 7.9% as compared to the third quarter of 2005. Operational growth was 6.7% with a positive currency impact of 1.2%. Domestic sales were up 7.5%, while international sales increased 8.5%, reflecting operational growth of 5.7% and a positive currency impact of 2.8%.

Net earnings and diluted earnings per share for the third quarter of 2006 were $2.8 billion and $.94, respectively. The third quarter included after- tax in-process research and development charges of $115 million associated with the acquisitions of Ensure Medical, Inc. and Colbar LifeScience Ltd. Excluding the impact of these charges, net earnings for the current quarter were $2.9 billion and diluted earnings per share were $.98, representing increases of 13.3% and 15.3%, respectively, as compared to the same period in 2005.*

"Each of our business segments -- pharmaceuticals, medical devices and diagnostics and consumer products -- contributed to our solid third-quarter results," said William C. Weldon, Chairman and Chief Executive Officer. "Our strategic principle of being broadly based in human health care products continues to serve us well."

Worldwide Medical Devices and Diagnostics sales of $5.0 billion for the third quarter represented a 7.1% increase over the prior year with operational growth of 6.1% and a positive impact from currency of 1.0%. Domestic sales increased 6.1%, while international sales increased 8.2% (6.1% from operations and 2.1% from currency).

Primary contributors to the operational growth included Ethicon Endo- Surgery's minimally invasive products; Vistakon's disposable contact lenses; DePuy's orthopaedic joint reconstruction, sports medicine and trauma businesses; LifeScan's blood glucose monitoring and insulin delivery products, and Ethicon's wound care and women's health products.

During the quarter, the Company announced the acquisition of Ensure Medical, Inc., a privately held company that develops devices for post- catheterization closure of the femoral artery. The Company also received approval from the U.S. Food and Drug Administration (FDA) to market its PRECISE Nitinol Stent and ANGIOGUARD Emboli Capture Guidewire to treat clogged neck arteries, known as carotid artery disease. In addition, the Company received CE Mark approval in Europe for CYPHER SELECT Sirolimus-eluting Stent for use in the treatment of severe arterial disease in the leg, the first drug-eluting stent to receive such an approval.

Worldwide Pharmaceutical sales of $5.9 billion for the third quarter represented an increase over the prior year of 7.8% with operational growth of 6.7% and a positive impact from currency of 1.1%. Domestic sales increased 8.9%, while international sales increased 5.7% (2.7% from operations and 3.0% from currency).

Sales growth reflects the strong performance of RISPERDAL, an antipsychotic medication; REMICADE, a biologic approved for the treatment of a number of immune mediated inflammatory diseases; TOPAMAX, an antiepileptic and a treatment for the prevention of migraine headaches, and CONCERTA, a treatment for attention deficit hyperactivity disorder.

During the quarter, the Company received an approvable letter from the FDA regarding a New Drug Application for paliperidone extended-release tablets for the treatment of schizophrenia. The FDA also approved REMICADE (infliximab) for the treatment of adult patients with chronic severe plaque psoriasis. In October, the Company received approval from the FDA to market RISPERDAL (risperidone) for the treatment of irritability associated with autistic disorder, marking the first FDA-approved treatment for children and adolescents afflicted with autistic disorder.

Also during the quarter, the Company entered into a licensing agreement with MGI PHARMA, INC. for the exclusive development and commercialization rights in all countries outside the United States, Canada and Mexico for DACOGEN (decitabine), an injectable product in European clinical development for acute myeloid leukemia and myelodysplastic syndromes.

Worldwide Consumer segment sales of $2.5 billion for the third quarter represented a 10.1% increase over the prior year with operational growth of 8.1% and a positive impact from currency of 2.0%. Domestic sales increased 5.9%, while international sales increased 14.0% (10.2% from operations and 3.8% from currency).

Sales results reflect McNeil Consumer's launch of its reformulated TYLENOL over-the-counter upper respiratory products; international growth in skin care products primarily associated with the recent acquisition of Group Vendome, and strong growth in Baby & Child Care products.

Johnson & Johnson is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical devices and diagnostics markets. The more than 230 Johnson & Johnson operating companies employ approximately 115,700 men and women in 57 countries and sell products throughout the world.

*Net earnings and diluted earnings per share excluding in-process research and development charges are non-GAAP financial measures and should not be considered replacements for GAAP results. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

NOTE TO INVESTORS

Johnson & Johnson will conduct a conference call with financial analysts to discuss this news release today at 8:30 a.m., Eastern Daylight Savings Time. A simultaneous webcast of the call for interested investors and others may be accessed by visiting the Johnson & Johnson website at www.jnj.com. A webcast and podcast replay will be available approximately two hours after the live webcast by visiting www.jnj.com and clicking on "Webcasts/Presentations" in the Investor Relations section.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2006. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov or on request from the Company. The Company does not undertake to update any forward-looking statements as a result of new information or future events or developments.)

For more information on Johnson & Johnson, please visit the Company's website at http://www.jnj.com.